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EXHIBIT 11


                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in Post-Effective Amendment No. 15 to the Registration Statement under the Securities Act of 1933 (File No. 2-99584) of Plan Investment Fund, Inc., comprised of the Government/REPO Portfolio, the Money Market Portfolio and the Short-Term Portfolio (collectively "the Fund") on Form N-1A of our report dated February 9, 1998 on our audit of the financial statements and financial highlights of the Fund. We also consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Accountants" in the statement of Additional Information.


Coopers & Lybrand L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
April 22, 1998